UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            ACLARA BIOSCIENCES, INC.
               ---------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)


                                    00461P106
               ---------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
               ---------------------------------------------------
            (Date of Event, Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00461P106                                           Page 2 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta Partners
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power         1,666,669
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power             -0-
Person With
                              (7)  Sole Dispositive Power    1,666,669

                              (8)  Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,666,669
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. .  00461P106                                        Page 3 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta California Partners II, L. P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     Delaware
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power         1,652,058
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power             -0-
Person With
                              (7)  Sole Dispositive Power    1,652,058

                              (8)  Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,652,058
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

CUSIP No. 00461P106                                           Page 4 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta California Management Partners II, LLC.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     Delaware
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power         1,652,058
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power             -0-
Person With
                              (7)  Sole Dispositive Power    1,652,058

                              (8)  Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,652,058
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------

CUSIP No. 00461P106                                           Page 5 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta Embarcadero Partners II, LLC
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power            14,611
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power             -0-
Person With
                              (7)  Sole Dispositive Power       14,611

                              (8)  Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     14,611
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     0.04%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------

CUSIP No. . 00461P106                                         Page 6 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Jean Deleage
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power               882
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power       1,666,669
Person With
                              (7)  Sole Dispositive Power          882

                              (8)  Shared Dispositive Power  1,666,669

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,667,551
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 7 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Garrett Gruener
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power       1,666,669
Person With
                              (7)  Sole Dispositive Power          -0-

                              (8)  Shared Dispositive Power  1,666,669

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,666,669
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 8 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Daniel Janney
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power               768
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power       1,666,669
Person With
                              (7)  Sole Dispositive Power          768

                              (8)  Shared Dispositive Power  1,666,669

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,667,437
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 9 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alix Marduel
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power               800
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power       1,666,669
Person With
                              (7)  Sole Dispositive Power          800

                              (8)  Shared Dispositive Power  1,666,669

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,667,469
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00461P106                                         Page 10 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Guy Nohra
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power       1,666,669
Person With
                              (7)  Sole Dispositive Power          -0-

                              (8)  Shared Dispositive Power  1,666,669

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,666,669
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                          Page 11 of 15 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Marino Polestra
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares              (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting             (6)  Shared Voting Power       1,666,669
Person With
                              (7)  Sole Dispositive Power          -0-

                              (8)  Shared Dispositive Power  1,666,669

--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,666,669
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     4.8%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)  Name of Issuer: Aclara BioSciences, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

                  1288 Pear Avenue
                  Mountain View, CA 94043


Item 2.

(a)  Name of Person Filing:

     Alta Partners ("AP")
     Alta California Partners II, L.P. ("ACPII")
     Alta California Management Partners II, LLC. ("ACMPII")
     Alta Embarcadero Partners II, LLC ("AEPII")
     Jean Deleage ("JD")
     Garrett Gruener ("GG")
     Dan Janney ("DJ")
     Alix Marduel ("AM")
     Guy Nohra ("GN")
     Marino Polestra ("MP")

(b)  Address of Principal Business Office:

     One Embarcadero Center, Suite 4050
     San Francisco, CA  94111

(c)  Citizenship/Place of Organization:

     Entities:         AP      -  California
                       ACPII   -  Delaware
                       ACMPII     Delaware
                       AEPII      California

     Individuals:      JD         United States
                       GG         United States
                       DJ         United States
                       AM         United States
                       GN         United States
                       MP         United States

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: . 00461P106

Item 3.  Not applicable.

                              Page 12 of 13 pages

Item 4 Ownership.

                                      Please see Attachment A

------- ---------------------------- ----------- ----------- ------------ ----------- -------------
                                         AP        ACPII       ACMPII       AEPII          JD

(a)     Beneficial Ownership         1,666,669   1,652,058    1,652,058     14,611     1,667,551
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class             4.8%        4.8%        4.8%        0.04%         4.8%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power            1,666,669   1,652,058    1,652,058     14,611        882
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power             -0-         -0-          -0-         -0-       1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power       1,666,669   1,652,058    1,652,058     14,611        882
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power        -0-         -0-          -0-         -0-       1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


                                         GG          DJ          AM           GN           MP
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a)     Beneficial Ownership         1,666,669   1,667,437    1,667,469   1,666,669    1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class             4.8%        4.8%        4.8%         4.8%         4.8%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power               -0-         768          800         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power          1,666,669   1,666,669    1,666,669   1,666,669    1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power          -0-         768          800         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power     1,666,669   1,666,669    1,666,669   1,666,669    1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


Item 5.   Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.   Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A: Joint Filing Statement

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 5, 2001


ALTA PARTNERS                                  ALTA CALIFORNIA PARTNERS II, L.P.

                                               By:  Alta California Management
                                                       Partners II, LLC,
                                                       its General Partner


By: /s/ Jean Deleage                           By: /s/ Jean Deleage
    -----------------------------                  -----------------------------
      Jean Deleage, President                         Jean Deleage, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC    ALTA EMBARCADERO PARTNERS II, LLC


By: /s/ Jean Deleage                           By: /s/ Jean Deleage
    -----------------------------                  -----------------------------
      Jean Deleage, Member                            Jean Deleage, Member


          /s/ Jean Deleage                               /s/ Guy Nohra
    -----------------------------                  -----------------------------
             Jean Deleage                                  Guy Nohra


         /s/ Garrett Gruener                           /s/ Marino Polestra
    -----------------------------                  -----------------------------
          Garrett Gruener                                 Marino Polestra


          /s/ Daniel Janney                             /s/ Alix Marduel
    -----------------------------                  -----------------------------
           Daniel Janney                                  Alix Marduel

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     We,  the  undersigned,  hereby  express  our  agreement  that the  attached
Schedule 13G is filed on behalf of us.

Date: February 5, 2001


ALTA PARTNERS                                  ALTA CALIFORNIA PARTNERS II, L.P.

                                               By:  Alta California Management
                                                       Partners II, LLC,
                                                       its General Partner


By: /s/ Jean Deleage                           By: /s/ Jean Deleage
    -----------------------------                  -----------------------------
      Jean Deleage, President                         Jean Deleage, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC    ALTA EMBARCADERO PARTNERS II, LLC


By: /s/ Jean Deleage                           By: /s/ Jean Deleage
    -----------------------------                  -----------------------------
      Jean Deleage, Member                            Jean Deleage, Member


          /s/ Jean Deleage                               /s/ Guy Nohra
    -----------------------------                  -----------------------------
             Jean Deleage                                  Guy Nohra


         /s/ Garrett Gruener                           /s/ Marino Polestra
    -----------------------------                  -----------------------------
          Garrett Gruener                                 Marino Polestra


          /s/ Daniel Janney                             /s/ Alix Marduel
    -----------------------------                  -----------------------------
           Daniel Janney                                  Alix Marduel

                                  Attachment A

     Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners II, L.P. ("ACP II") and Alta Embarcadero Partners II, LLC ("AEPII"). Alta California Partners II, L.P. beneficially owns 1,652,058 shares of Common Stock. Alta Embarcadero Partners II, LLC beneficially owns 14,611 shares of Common Stock. The respective general partner and members of Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

     The principals of Alta Partners are members of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), and members of Alta Embarcadero Partners II, LLC. As members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

     On 8/31/00 ACP II and AEP II partially distributed its Common Stock to its general partners, limited partners, and members respectively. Alta California Partners II, L.P. distributed 550,685 shares of Common Stock and Alta Embarcadero Partners II, LLC distributed 4,870 shares of Common Stock.

     Alta Partners is a venture capital firm with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.